Exhibit 21

                                          Jurisdiction of
Subsidiary                                Organization
----------                                ---------------

Superior TeleCom Inc.                     Delaware
Superior Telecommunications Inc.          Georgia
Superior Cable Corporation                Manitoba
DNE Systems, Inc.                         Delaware
Premier Refractories International Inc.   Delaware
Premier Refractories Inc.                 Delaware
Premier Refractories (Belgium) SA         Belgium
API Technologies, Inc.                    Delaware
Globe Refractoires, Inc.                  Delaware
Premier Services Corporation              Delaware
Adience Canada, Inc.                      Ontario
Premier Refractories Canada Ltd.          Ontario
Premier Refractories (Holdings) Ltd.      Great Britian
Premier Refractories (France) SA          France
Premier Refractories (Italiana) Srl       Italy
Premier Refractories (Deutschland) GmbH   Germany
